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FOR IMMEDIATE RELEASE                            CONTACT (937) 224-5940

DPL INC. ANNOUNCES FINAL RESULTS OF SELF-TENDER OFFER

DAYTON, OHIO, March 14, 2000 - DPL Inc. (NYSE: DPL) today announced the final results of its Dutch Auction self-tender offer. Based on the final count by EquiServe, Inc., the depositary for the offer, DPL accepted for purchase 25 million shares, or 16% of its common stock, at a price of $23.00 per share. According to the depositary, approximately 28 million shares, or 18% of its outstanding shares, were properly tendered and not withdrawn at prices at or below $23.00 per share. Therefore, the buyback was prorated and DPL has been informed by the depositary that the final proration factor for the offer is 91.3%.

DPL commenced the self-tender offer for up to 25 million shares of its common stock on February 2, 2000, and the offer expired at 12:00 midnight, New York City time, on Friday, March 3, 2000.

Payment for the shares accepted in the offer and return of the shares not accepted for purchase will be made promptly by EquiServe, Inc. Following the purchase of the shares through the tender offer, DPL has approximately 133 million shares of common stock outstanding.

Funding for the stock repurchase was obtained in part from a $550 million investment from Kohlberg Kravis Roberts & Co., which closed on March 13, 2000, and $425 million from the sale of 8.25% Senior Notes due 2007, which closed on February 24, 2000.

As noted in DPL's Offer to Purchase, the Company may in the future purchase up to 6.6 million additional shares. The method, timing and financing of such purchases have not yet been decided.

The dealer manager for the offer was Credit Suisse First Boston. The information agent was Georgeson Shareholder Communications Inc.

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This report contains certain forward-looking statements regarding plans and expectations for the future. Investors are cautioned that actual outcomes and results may vary materially from those projected due to various factors beyond the Company's control. These risks and uncertainties are further discussed in the Company's Form 10-K for the fiscal year ended December 31, 1999, which has been filed with the Securities and Exchange Commission and is available through the EDGAR system without charge at its website, WWW.SEC.GOV.

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DPL IS A DIVERSIFIED ENERGY COMPANY SUPPLYING ENERGY AND ENERGY SERVICES TO
CUSTOMERS IN THE MIDWEST THROUGH ITS SUBSIDIARIES, THE DAYTON POWER AND LIGHT COMPANY AND DPL ENERGY. DAYTON POWER AND LIGHT COMPANY IS A DIVERSIFIED ENERGY COMPANY, GENERATING ELECTRICITY FOR OVER 500,000 RETAIL CUSTOMERS AND DISTRIBUTING NATURAL GAS TO MORE THAN 300,000 CUSTOMERS IN OHIO.